EXHIBIT A
                                      to
                                  Form 12b-25
                                      for
                   Random Access, Inc., dated July 14, 1995


It is anticipated that the earnings results reported will reflect a significant decrease as compared to the same periods of the previous year notwithstanding a significant increase in revenues.

                       Three months ended May 31,      Nine months ended May 31,
                          1995           1994            1995            1994

Sales                  $57,241,000    $50,120,000    $178,723,000    $139,392,000
Cost of Sales           47,768,000     44,070,000     150,585,000     120,497,000
                       ------------   ------------   ------------    ------------
Gross Profit            $9,473,000     $6,050,000     $28,138,000     $18,895,000

Net Income (Loss)      ($1,466,000)     ($392,000)    ($1,406,000)       $527,000
Earnings Per Share          ($0.24)        ($0.06)         ($0.23)          $0.08
Weighted average number
of shares outstanding    6,766,000      6,843,000       6,772,000       6,798,000